Exhibit 99.1

AIRNET COMMUNICATIONS CORPORATION

February 2006 Business Update Conference Call Script – 8:30 AM – February 10, 2006

•	Good morning! Thank you for joining the AirNet Communications’ February 2006 business update conference call. I’m Stuart Dawley, AirNet’s Investor Relations Officer. With me today is Glenn Ehley, AirNet’s President and Chief Executive Officer, and Joe Gerrity, AirNet’s Chief Financial Officer. The purpose of today’s call is to provide a business update on such topics as revenue from the fourth quarter of last year, revenue forecasted for the first quarter of this year, cash flow and cash balances, the status of the ongoing large operator field trial, the sales channel for government communications sales and other aspects of our operations. As a reminder, the Company does not intend to release audited financial statements for the fourth quarter or for fiscal year 2005 until completion of the Company’s audit which is expected to occur prior to March 31, 2006. We may touch upon certain preliminary, unaudited numbers for 2005 but these are subject to change based upon completion of the audit and review by our audit committee. Finally, please note that when financial results are released for the fourth quarter and fiscal year 2005, the Company does not plan on holding an investor conference call at that time.

•	A replay of this call will be available from 10:30 AM this morning through 11:59 PM ET on February 21, 2006. You may dial (800) 839-2670 to listen to the replay.

•	Now for the legalities: The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. During the course of this conference call, we will make projections or other forward-looking statements. Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially. I’d like to refer you to AirNet’s periodic reports that are filed from time to time with the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports filed on Form 10-Q). These documents contain and identify important factors that could cause our actual results to differ materially from those contained in our projections.

•	That being said, let’s get started. Now, let me introduce Joe Gerrity.

•	Thanks Stuart and good morning everyone. This portion of the call will address fourth quarter forecasts and discuss the revenue outlook for the first quarter of 2006. We have chosen to have this call prior to the release of audited financial statements. We expect the 10K and audited results for 2005 to be released near the end of March due to the complicated accounting surrounding the Laurus transaction and the partial retirement of TECORE debt. Given the timing of the planned release of 2005 financial results and other unique circumstances such as the large operator trial, we believe it is appropriate to update shareholders prior to the end of March. As such, all 2005 financial numbers discussed in this call should be considered forecasts or estimates only.

•	Revenue for the quarter is forecasted to be within our projected range at approximately $3.8M dollars a 38% decrease when compared to $6.1M dollars in Q4 of last year. The decline in sales was mainly attributable to decreased OEM and Rapidcell revenue.

•	Revenue for 2005 is forecasted at $19.6M compared to year ago levels of $20.6M; a decrease of 5%

•	Margins for 2005 are forecasted to be approximately 35.0% vs. 28.2% in 2004. The increase in margins resulted from a drop in lower margin OEM revenue from 68.9% of total revenue to 41.3% of total revenue in 2005. Direct sales revenue increased from $6.4M in 2004 to $11.5M in 2005.

•	Operating expenses for 2005 are forecasted to be $21.0M pending any Laurus impact down from $24.7M in 2004 reflecting a $3.8M reduction in non-cash stock option compensation expense.

•	The forecasted Company revenue backlog at December 31, 2005 is ~$2.6 M. Existing backlog coupled with new orders received or anticipated during the quarter supports a first quarter revenue forecast of $2.0M — $3.0M vs. the year ago level of $5.2M.

•	The first quarter of 2006 will be a challenging quarter for revenue for several reasons including our limited backlog, our focus on the tier 1, large operator trial which Glenn will address later in this call and anticipated lower OEM revenues.

•	For fiscal year 2005, cash flow used in operating activities is forecasted to improve from a use of funds in 2004 of $8.7M to a use of funds of approximately $5.4M pending any Laurus impact due primarily to improved margins and expense control and accelerated collections of Accounts Receivable.

•	In looking at the balance sheet, AirNet ended the year with $5.3M of cash compared to $6.0M at the end of 2004. As of February 9, 2006, AirNet had approximately $4.8 M of available cash. Glenn will update you on the status of the large operator trial later in this call, but at this point, we expect to have enough cash available to complete the trial.

•	We project stockholders’ equity may dip below $10M at some point during the first quarter of 2006. At that time, the Company may have to consider listing on the Nasdaq SmallCap market which has a relaxed stockholders’ equity requirement. The Company’s stock price is also below the required minimum bid price of $1.00 which could also cause compliance issues with the Nasdaq National Market listing in the near future.

•	On November 8, 2005, the Company entered into a new financing arrangement with Laurus Master Fund, Ltd. (“Laurus”) involving the secured borrowing of up to $7.0 million outstanding at any one time, subject to availability under a borrowing based formula. The facility is evidenced by the issuance of certain convertible and non-convertible notes and common stock purchase warrants to Laurus which were amended effective from December 30, 2005. We continue to review the accounting treatment for this transaction with both our financial and legal advisors and expect our audited financial statements including our annual report on Form 10-K to be issued before the end of the first quarter this year after our review is complete. As stated earlier, the accounting for this transaction is complicated. AirNet expects to book approximately a $2.0M non cash charge associated with the retirement of TECORE debt. We anticipate non cash charges associated with the convertibility feature of the Laurus note, the issuance of a common stock purchase warrant to Laurus and the issuance of a common stock purchase warrant to SCP. In addition, we are evaluating the impact of the changes to the Laurus agreement as outlined in our amended 8K dated December 30, 2005.

•	The Laurus transaction has provided the Company with a financial bridge during the large operator field trial. We continue to evaluate our options with regard to decreasing our expenses so that we have enough cash to sustain the Company particularly during this period of decreased revenue expectations. The Company is very sensitive to its cash position and we continue to explore strategic business options including but not limited to 1) seeking strategic partners and/or strategic investors, 2) financial investors and/or 3) a business combination or acquisition. The Company is co-funding an Adaptive Array Super Capacity base station trial with a major operator in a major domestic metropolitan area which Glenn will detail later in this conference call. The Company will likely require a new infusion of capital in the second quarter of 2006.

•	Thank you and welcome everyone. For the balance of this call, I will discuss our ongoing domestic field trial with a tier 1 large operator and review the status of certain accounts including an update on government communications sales and opportunities.

•	On December 13, 2005, we announced that the ongoing field trial with an undisclosed, tier 1, large operator has been extended through January 30, 2006. Currently, AirNet’s SuperCapacity, adaptive array base stations are deployed in a large, dense urban, major metropolitan market. Since November, this large operator has been testing the performance of AirNet’s SuperCapacity base station. Initial interoperability testing and the first phase of performance testing have been completed.

•	In the second phase, our goal is to demonstrate compelling performance indicators in live call scenarios. I have just returned from a personal meeting with senior management of this large operator. We have mutually agreed to continue the field trial until approximately the end of March 2006 in an attempt to further confirm the benefits of adaptive array technology in a “real world” live network. We now expect to have a report and some guidance on the next steps with this operator during the second quarter.

•	I can say this large operator continues to be genuinely interested in our technology at multiple levels in the organization and I am encouraged by their continued expenditure of time and resources to evaluate our SuperCapacity adaptive array base station. We have a practical implementation of a wireless communications technology that could be potentially disruptive to the status quo of the network infrastructure market.

•	We will continue to deploy our best and brightest technical staff on-site until the field trial is completed. All of our employees in Melbourne will continue to give everything possible to make this trial successful and I am thankful for their dedication. I am grateful for the efforts of all the staff at the large operator who have worked tirelessly alongside our team and given our technology an honest and fair evaluation.

•	Last month, The GSM Association publicly announced that MBO Wireless, utilizing AirNet’s AdaptaCell SuperCapacity adaptive array base station was a 2006 GSM Association Award finalist in the category – Best Radio Access Product or Service. There are four other finalists for this award and we expect to hear next week at 3GSM in Barcelona as to who the winner is. It is also worth pointing out that our SuperCapacity adaptive array base station that is up for this prestigious Best Radio Access GSM award is also the same base station that has been deployed in the large operator field trial. AirNet won a GSM Award in 1998 as well for its innovation with the AirSite Backhaul Free base station and broadband SDR technology. We will have a booth at 3GSM in Barcelona and have a number of important meetings set up with potential strategic customers and other alliance partners.

•	Sales in 2005 to Alcatel totaled approximately $2.4M. Alcatel sold our products to two domestic customers, Dobson Communications and MBO Wireless. At this point, we are not forecasting any significant, additional sales from Alcatel, but we will continue to explore ways to work together.

•	In the second quarter of 2005, we estimated in our conference call that we hoped to be successful in selling our RapidCell base station to a Department of Defense OEM, with potential orders of up to $10 million to equip a portion of our troops overseas. We have recently been informed by this OEM that this sales opportunity has not materialized and thus we will not receive orders from them for $10 million at this time.

•	In September, we announced that we had signed a subcontract with an existing, undisclosed OEM reseller in the amount of approximately $1M for RapidCell base station equipment including

“Push-to-Talk Over Cellular” capability. This network will provide the Government end user with a secure wireless communications system, with both voice and high-speed data capability, to support homeland defense applications. We believe an additional contract for up to $1.4M with this undisclosed OEM could occur prior to the end of the second quarter of this year.

•	We also announced on January 4, 2006 that we had received a purchase order for nearly $1M from an existing, undisclosed government communications customer for maintenance and related services.

•	During the next few weeks, most of our technical resources will continue with the large operator field trial. The future of the Company appears to be strongly tied to this event.

•	Revenue has been a challenge in the fourth quarter and will continue to be challenging in the first quarter as well.

•	We hope to further ongoing discussions with potential business development opportunities during 3GSM in Barcelona next week.

•	Finally, we expect some additional Government Communications sales in the second quarter to an existing Reseller. We will continue working with our additional OEM resellers to grow product sales in these markets as well.

Thank you, everyone, for participating in this conference call today.